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                                                                   Exhibit 23.3


                         INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Amendment No. 1 to Registration Statement No. 333-76949 of Dycom Industries, Inc. on Form S-3 of our report dated August 31, 1998, included in the Annual Report on Form 10K of Dycom Industries, Inc. for the year ended July 31, 1998, and to the use of our report dated August 31, 1998 (April 23, 1999 as to the effects of the stock split described in Note 19) appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Summary Consolidated Financial Data" and "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
-------------------------
Deloitte & Touche LLP
West Palm Beach, Florida
April 28, 1999